EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Record Adjusted EPS in its Fiscal 2025 Third Quarter and Tightens its Fiscal 2025 EPS Guidance

•Sales for the quarter increased 11.4 percent. Organic sales increased 1.6 percent, acquisitions increased sales 10.5 percent and foreign currency translation decreased sales 0.7 percent.
•Diluted EPS increased 3.8 percent to $1.09 in the third quarter of fiscal 2025 compared to $1.05 in the same quarter of the prior year. Adjusted Diluted EPS* increased 11.9 percent to a record high of $1.22 in the third quarter of fiscal 2025 compared to $1.09 in the same quarter of the prior year.
•Returned $44.5 million in the quarter to shareholders in the form of dividends and share repurchases.
•The Company’s Adjusted Diluted EPS* Guidance range for the full year ending July 31, 2025 was tightened from a range of $4.45 to $4.70 per share to $4.48 to $4.63 per share, and the previous range of GAAP earnings per diluted Class A Nonvoting Common share guidance was updated to $3.95 to $4.10 per share.

MILWAUKEE (May 16, 2025) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2025 third quarter ended April 30, 2025.

Quarter Ended April 30, 2025 Financial Results:
Sales for the quarter ended April 30, 2025 increased 11.4 percent, which consisted of organic sales growth of 1.6 percent, growth of 10.5 percent from acquisitions and a decline of 0.7 percent from foreign currency translation. Sales for the quarter ended April 30, 2025 were $382.6 million compared to $343.4 million in the same quarter last year. By region, sales increased 12.9 percent in the Americas & Asia and sales increased 8.7 percent in Europe & Australia, which consisted of organic sales growth of 5.4 percent in the Americas & Asia and an organic sales decline of 5.4 percent in Europe & Australia.
Income before income taxes increased 2.1 percent to $65.7 million in the quarter ended April 30, 2025, compared to $64.4 million in the same quarter last year. Adjusted Income Before Income Taxes* in the quarter ended April 30, 2025, which was adjusted for amortization expense and facility closure and other reorganization costs of $8.7 million, was $74.4 million, an increase of 11.5 percent compared to the same quarter last year.
Net income for the quarter ended April 30, 2025 was $52.3 million compared to $50.9 million in the same quarter last year. Adjusted Net Income* in the quarter ended April 30, 2025 was $58.8 million compared to $52.7 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share was $1.09 compared to $1.05 in the same quarter last year. Adjusted Diluted EPS* in the quarter ended April 30, 2025 was $1.22 compared to $1.09 in the same quarter last year.

Nine-Month Period Ended April 30, 2025 Financial Results:
Sales for the nine-month period ended April 30, 2025 increased 11.9 percent, which consisted of organic sales growth of 2.6 percent, growth of 10.2 percent from acquisitions, a decline of 0.5 percent from foreign currency translation and a decline of 0.4 percent from divestitures. Sales for the nine months ended April 30, 2025 were $1.12 billion compared to $998.0 million in the same period last year. By region, sales increased 11.4 percent in the Americas & Asia and sales increased 12.8 percent in Europe & Australia, which consisted of organic growth of 5.0 percent in the Americas & Asia and an organic sales decline of 1.9 percent in Europe & Australia.
Income before income taxes decreased 1.7 percent to $176.6 million in the nine-month period ended April 30, 2025, compared to $179.6 million in the same period last year. Adjusted Income Before Income Taxes* in the nine-month period ended April 30, 2025, which was adjusted for amortization expense, facility closure and other reorganization costs and acquisition-related charges of $28.8 million, was $205.4 million, an increase of 10.0 percent compared to the same period last year.
Net income in the nine-month period ended April 30, 2025 was $139.4 million compared to $141.8 million in the same period last year. Adjusted Net Income* in the nine-month period ended April 30, 2025 was $161.1 million compared to $147.2 million in the same period last year. Earnings per diluted Class A Nonvoting Common Share was $2.89 compared to $2.91 in the same period last year. Adjusted Diluted EPS* in the nine-month period ended April 30, 2025 was $3.34 compared to $3.03 in the same period last year.

Commentary:
“Our organic sales growth in the Americas & Asia region was strong this quarter, which was driven by our increased investments in research and development and new product launches over the last several years. The result was a new all-time company record quarter of adjusted earnings per share,” said Brady’s President and Chief Executive Officer, Russell R. Shaller. “While the tariff situation is currently uncertain, we will continue to focus on the execution of our strategic initiatives and we expect to utilize our global manufacturing presence to navigate trade developments throughout our businesses.”
“In addition to our record adjusted EPS this quarter, we also used our strong balance sheet and cash generation to return funds to our shareholders through share buybacks and increased dividends. This quarter, we repurchased 476,000 shares for $33.2 million, and we returned another $11.3 million to our shareholders in the form of dividends,” said Brady’s Chief Financial Officer, Ann Thornton. “Our balance sheet provides us with the ability to continue to invest in both organic growth and strategic acquisitions to increase shareholder value, along with stability during this period of uncertainty surrounding the global trade environment.”

Fiscal 2025 Guidance:
The Company tightened its Adjusted Diluted EPS* guidance for the year ending July 31, 2025 from $4.45 to $4.70 per share to $4.48 to $4.63 per share. The Company’s GAAP earnings per diluted Class A Nonvoting Share guidance for the year ending July 31, 2025 was updated for facility closure and other reorganization costs incurred to date to $3.95 to $4.10 per share, from $3.99 to $4.24 per share.
The assumptions included in fiscal 2025 guidance include a full-year income tax rate of approximately 20 percent, depreciation and amortization expense of approximately $40 million, and capital expenditures of approximately $25 million. Fiscal 2025 guidance is based upon foreign currency exchange rates as of April 30, 2025 and assumes economic growth.

A webcast regarding Brady’s fiscal 2025 third quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2024, employed approximately 5,700 people in its worldwide businesses. Brady’s fiscal 2024 sales were approximately $1.34 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

* Adjusted Income Before Income Taxes, Adjusted Net Income, and Adjusted Diluted EPS are non-GAAP measures. See appendix for more information on these measures, including reconciliations to the most directly comparable GAAP measures.
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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: increased cost of materials, labor, material shortages and supply chain disruptions, including as a result of tariffs or other impacts of the global trade environment; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; our ability to develop technologically advanced products that meet customer demands; Brady’s ability to identify, integrate and grow acquired companies, and to manage contingent liabilities from divested businesses; difficulties in protecting our websites, networks, and systems against security breaches; risks associated with the loss of key employees; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; global climate change and environmental regulations; litigation, including product liability claims; foreign currency fluctuations; changes in tax legislation and tax rates; potential write-offs of goodwill and other intangible assets; differing interests of voting and non-voting shareholders and changes in the regulatory and business environment around dual-class voting structures; numerous other matters of national, regional and global scale, including major public health crises and government responses thereto and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2024.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended April 30,		Nine months ended April 30,
	2025	2024	2025	2024
Net sales	$382,590	$343,384	$1,116,330	$997,991
Cost of goods sold	187,531	166,357	555,739	487,162
Gross margin	195,059	177,027	560,591	510,829
Operating expenses:
Research and development	19,191	17,681	56,835	50,215
Selling, general and administrative	108,678	95,803	326,410	283,415
Total operating expenses	127,869	113,484	383,245	333,630

Operating income	67,190	63,543	177,346	177,199

Other (expense) income:
Investment and other (expense) income	(509)	1,596	2,850	4,718
Interest expense	(936)	(728)	(3,604)	(2,284)

Income before income taxes	65,745	64,411	176,592	179,633

Income tax expense	13,482	13,521	37,212	37,874

Net income	$52,263	$50,890	$139,380	$141,759

Net income per Class A Nonvoting Common Share:
Basic	$1.10	$1.06	$2.92	$2.94
Diluted	$1.09	$1.05	$2.89	$2.91

Net income per Class B Voting Common Share:
Basic	$1.10	$1.06	$2.90	$2.92
Diluted	$1.09	$1.05	$2.88	$2.90

Weighted average common shares outstanding:
Basic	47,644	48,004	47,743	48,294
Diluted	48,066	48,386	48,196	48,640

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	April 30, 2025	July 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$152,154	$250,118
Accounts receivable, net of allowance for credit losses of $8,967 and $6,749, respectively	224,358	185,486
Inventories	189,991	152,729
Prepaid expenses and other current assets	15,399	11,382
Total current assets	581,902	599,715
Property, plant and equipment—net	219,082	195,758
Goodwill	682,554	589,611
Other intangible assets	111,685	51,839
Deferred income taxes	20,583	15,596
Operating lease assets	58,118	38,504
Other assets	24,191	24,546
Total	$1,698,115	$1,515,569
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$99,754	$84,691
Accrued compensation and benefits	87,506	77,954
Taxes, other than income taxes	19,711	14,061
Accrued income taxes	2,976	7,424
Current operating lease liabilities	15,030	13,382
Other current liabilities	86,809	67,170
Total current liabilities	311,786	264,682
Long-term debt	102,819	90,935
Long-term operating lease liabilities	43,772	25,342
Other liabilities	72,185	67,952
Total liabilities	530,562	448,911
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 43,774,580 and 44,042,462 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	357,545	353,654
Retained earnings	1,279,168	1,174,025
Treasury stock—7,486,907 and 7,219,025 shares, respectively, of Class A nonvoting common stock, at cost	(375,974)	(351,947)
Accumulated other comprehensive loss	(93,734)	(109,622)
Total stockholders’ equity	1,167,553	1,066,658
Total	$1,698,115	$1,515,569

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Nine months ended April 30,
	2025	2024
Operating activities:
Net income	$139,380	$141,759
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,279	22,406
Stock-based compensation expense	9,762	6,422
Deferred income taxes	(6,038)	(6,902)
Other	(181)	1,358
Changes in operating assets and liabilities:
Accounts receivable	(6,869)	(15,915)
Inventories	(8,209)	20,861
Prepaid expenses and other assets	(3,754)	(1,849)
Accounts payable and accrued liabilities	(26,415)	7,347
Income taxes	(5,081)	(4,393)
Net cash provided by operating activities	122,874	171,094

Investing activities:
Purchases of property, plant and equipment	(18,685)	(69,157)
Acquisition of businesses, net of cash acquired	(147,248)	—
Other	854	(1,174)
Net cash used in investing activities	(165,079)	(70,331)

Financing activities:
Payment of dividends	(34,237)	(33,890)
Proceeds from exercise of stock options	5,759	5,583
Payments for employee taxes withheld from stock-based awards	(2,518)	(2,664)
Purchase of treasury stock	(33,155)	(72,225)
Proceeds from borrowing on credit agreement	206,249	111,790
Repayment of borrowing on credit agreement	(194,365)	(97,732)
Other	190	149
Net cash used in financing activities	(52,077)	(88,989)

Effect of exchange rate changes on cash and cash equivalents	(3,682)	(2,848)

Net (decrease) increase in cash and cash equivalents	(97,964)	8,926
Cash and cash equivalents, beginning of period	250,118	151,532

Cash and cash equivalents, end of period	$152,154	$160,458

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended April 30,		Nine months ended April 30,
	2025	2024	2025	2024
NET SALES
Americas & Asia	$253,652	$224,766	$732,926	$658,035
Europe & Australia	128,938	118,618	383,404	339,956
Total	$382,590	$343,384	$1,116,330	$997,991

SALES INFORMATION
Americas & Asia
Organic	5.4%	4.5%	5.0%	3.0%
Acquisitions	8.6%	—%	7.9%	—%
Currency	(1.1)%	(0.1)%	(1.0)%	—%
Divestiture	—%	(3.5)%	(0.5)%	(3.5)%
Total	12.9%	0.9%	11.4%	(0.5)%
Europe & Australia
Organic	(5.4)%	4.4%	(1.9)%	2.8%
Acquisitions	14.2%	—%	14.8%	—%
Currency	(0.1)%	(0.6)%	(0.1)%	1.9%
Total	8.7%	3.8%	12.8%	4.7%
Total Company
Organic	1.6%	4.5%	2.6%	3.0%
Acquisitions	10.5%	—%	10.2%	—%
Currency	(0.7)%	(0.3)%	(0.5)%	0.6%
Divestiture	—%	(2.3)%	(0.4)%	(2.4)%
Total	11.4%	1.9%	11.9%	1.2%

SEGMENT PROFIT
Americas & Asia	$57,164	$49,697	$158,148	$143,489
Europe & Australia	17,478	19,537	41,872	51,335
Total segment profit	$74,642	$69,234	$200,020	$194,824
SEGMENT PROFIT AS A PERCENT OF NET SALES
Americas & Asia	22.5%	22.1%	21.6%	21.8%
Europe & Australia	13.6%	16.5%	10.9%	15.1%
Total	19.5%	20.2%	17.9%	19.5%

	Three months ended April 30,		Nine months ended April 30,
	2025	2024	2025	2024
Total segment profit	$74,642	$69,234	$200,020	$194,824
Unallocated amounts:
Administrative costs	(7,452)	(5,691)	(22,674)	(17,625)
Investment and other (expense) income	(509)	1,596	2,850	4,718
Interest expense	(936)	(728)	(3,604)	(2,284)
Income before income taxes	$65,745	$64,411	$176,592	$179,633

GAAP to NON-GAAP MEASURES
(Unaudited; Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
Adjusted Income Before Income Taxes:
Brady is presenting the non-GAAP measure, "Adjusted Income Before Income Taxes." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income before income taxes to the non-GAAP measure of Adjusted Income Before Income Taxes:

	Three months ended April 30,		Nine months ended April 30,
	2025	2024	2025	2024
Income before income taxes (GAAP measure)	$65,745	$64,411	$176,592	$179,633
Amortization expense	4,754	2,365	14,138	7,084
Facility closure and other reorganization costs	3,930	—	9,584	—
Non-recurring acquisition-related costs and other expenses	—	—	5,059	—
Adjusted Income Before Income Taxes (non-GAAP measure)	$74,429	$66,776	$205,373	$186,717

Adjusted Income Tax Expense:
Brady is presenting the non-GAAP measure, "Adjusted Income Tax Expense." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income tax expense to the non-GAAP measure of Adjusted Income Tax Expense:

	Three months ended April 30,		Nine months ended April 30,
	2025	2024	2025	2024
Income tax expense (GAAP measure)	$13,482	$13,521	$37,212	$37,874
Amortization expense	1,144	548	3,402	1,642
Facility closure and other reorganization costs	983	—	2,396	—
Non-recurring acquisition-related costs and other expenses	—	—	1,265	—
Adjusted Income Tax Expense (non-GAAP measure)	$15,609	$14,069	$44,275	$39,516

Adjusted Net Income:
Brady is presenting the non-GAAP measure, "Adjusted Net Income." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income to the non-GAAP measure of Adjusted Net Income:

	Three months ended April 30,		Nine months ended April 30,
	2025	2024	2025	2024
Net income (GAAP measure)	$52,263	$50,890	$139,380	$141,759
Amortization expense	3,610	1,817	10,736	5,442
Facility closure and other reorganization costs	2,947	—	7,188	—
Non-recurring acquisition-related costs and other expenses	—	—	3,794	—
Adjusted Net Income (non-GAAP measure)	$58,820	$52,707	$161,098	$147,201

Adjusted Diluted EPS:
Brady is presenting the non-GAAP measure, "Adjusted Diluted EPS." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income per Class A Nonvoting Common Share to the non-GAAP measure of Adjusted Diluted EPS (Note that certain amounts will not foot due to rounding):

	Three months ended April 30,		Nine months ended April 30,
	2025	2024	2025	2024
Net income per Class A Nonvoting Common Share (GAAP measure)	$1.09	$1.05	$2.89	$2.91
Amortization expense	0.08	0.04	0.22	0.11
Facility closure and other reorganization costs	0.06	—	0.15	—
Non-recurring acquisition-related costs and other expenses	—	—	0.08	—
Adjusted Diluted EPS (non-GAAP measure)	$1.22	$1.09	$3.34	$3.03

Adjusted Diluted EPS Guidance:

	Fiscal 2025 Expectations
	Low	High
Earnings per Class A Nonvoting Common Share (GAAP measure)	$3.95	$4.10
Amortization expense	0.30	0.30
Facility closure and other reorganization costs	0.15	0.15
Non-recurring acquisition-related costs and other expenses	0.08	0.08
Adjusted Diluted EPS (non-GAAP measure)	$4.48	$4.63